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                                                                    EXHIBIT 23.5

                           U.S. BANCORP PIPER JAFFRAY
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                   CONSENT OF U.S. BANCORP PIPER JAFFRAY INC.

     We hereby consent to (i) the use of our opinion letter dated as January 22, 2001 to the Board of Directors of Guest Supply, Inc. (the "Company") incorporated by reference to the Schedule 14D-9 of the Company dated February 5, 2001 into the Offer to Exchange/Prospectus relating to the exchange offer by Sysco Corporation for the Company's common stock, and (ii) the references to such opinion in such Offer to Exchange/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement incorporating the Offer to Exchange/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          U.S. BANCORP PIPER JAFFRAY INC.

                                          By: /s/ Daniel Donoghue
                                            ------------------------------------
                                              Name: Daniel Donoghue
                                              Title: Managing Director

January 31, 2001